Exhibit 10.31

NON-RESIDENTIAL LEASE AGREEMENT

This private instrument of lease is made by GLOBEX UTILIDADES S/A, registered at the Ministry of Finance Register of Legal Entities (CNPJ/MF) under No. 33.041.260/0652-90, with its principal place of business at Avenida Prefeito Dulcídio Cardoso, No. 2000, Barra da Tijuca, City of Rio de Janeiro, State of Rio de Janeiro, Brazil, herein represented according to its articles of incorporation, hereinafter referred to as LESSOR; and PONTO FRIO.COM COMÉRCIO ELETRÔNICO S/A, registered at the Ministry of Finance Register of Legal Entities (CNPJ/MF) under No. 09.358.108/0001-25, with its principal place of business at Rua Gomes de Carvalho No. 1609, 7º andar, City of São Paulo, State of São Paulo, Brazil, herein represented according to its articles of incorporation, hereinafter referred to as LESSEE, as follows:

I - LESSOR is the surface-right owner of the real property located at Avenida Tenente Rebelo No. 675, Rio de Janeiro, Brazil, pursuant to the Deed to Grant Surface Right executed on 12/21/2007 before the 18th Notary Office of Rio de Janeiro, on Book 6938, page 059/066 (“Deed”), a copy of which was duly signed by the parties and is attached hereto as Annex, and in such capacity, LESSOR may use and enjoy the Surface as provided in the abovementioned deed, and as set forth in Law No. 10.257/2001 and any applicable city planning law.

II — LESSOR, as possessor of the real property, hereby lawfully lease it to LESSEE so that LESSEE may conduct its activities there, exclusively for non-residential purposes, including storage of electronics, portable products, telephony, toys, books, DVDs, housewares, etc.. under the following terms and conditions:

CLAUSE 1 — This agreement will be effective for three (03) years from July 01, 2011 and will continue until July 01, 2014 or until acceleration of payment for the Surface, regardless of notice or communication.

CLAUSE 2 — LESSEE shall pay LESSOR from July 01, 2011 a monthly fixed rent of four hundred eighty thousand two hundred forty-seven Reais and eleven centavos (R$ 480,247.11 ).

PARAGRAPH 1 — The monthly rent above shall be adjusted in the moments and frequencies as specified in the Deed.

PARAGRAPH 2 — The rents shall be paid on the tenth (10th) day of each subsequent month directly to LESSOR by deposit to an account to be specified by same, against receipt. The parties hereby agree that the receipt of any payment after the day specified above shall be merely construed as a waiver of breach by LESSOR to LESSEE, without prejudice to the provisions of this agreement.

PARAGRAPH 3 — Failure of LESSEE to pay the rent and other charges under the terms and conditions of this agreement shall result in late charge of two percent (2%) on the balance due, plus judicial interest and adjustment for inflation based on the variation of General Market Price Index (IGP-M) published by Getúlio Vargas Foundation in case of late payment exceeding thirty (30) days, in which case LESSOR shall be entitled to file an action for eviction.

CLAUSE 3 — Additionally to the monthly rent, LESSEE shall, from July 01, 2011 until the delivery of the keys, and for the duration of the lease, be responsible for the direct payment or prompt reimbursement of any water, gas, energy expenses, including connection and reconnection expenses, pursuant to their corresponding charging systems, as well as full payment of all taxes imposed or that may be imposed on the real property, especially Urban Real Estate Tax (IPTU); preservation, cleaning and garbage fees collected by the local government. LESSEE shall keep the supporting documents relative to the payments and submit them to LESSOR on a monthly basis or when requested.

SOLE PARAGRAPH — LESSEE also undertakes to pay any “Surface charges” (clause 6 of the Deed), including, but not limited to charges for “infrastructure and superstructure maintenance of the real property”, “infrastructure and superstructure maintenance of hydraulic, electrical, mechanical and safety equipment and facilities, including firefighting equipment”, “infrastructure and superstructure maintenance of equipment and facilities”, “infrastructure and superstructure maintenance of the lobby”, “infrastructure and superstructure maintenance of the floor”.

SECOND PARAGRAPH — LESSEE undertakes to reimburse LESSOR for real property insurance premiums (“Property Insurance”) or, at the discretion of LESSOR, directly maintain the same insurance as the other existing buildings in the surroundings, pursuant to clause 6.6 of the Deed, covering all risks, such as fire, loss of rent, flood, earthquake, cyclone, windstorm, civil unrest, etc.., for the current and actual reconstruction amount, and such insurance policy shall provide for automatic repair. LESSEE shall be solely liable to LESSOR for any losses arising from noncompliance with this clause or insufficient existing coverage.

CLAUSE 4 — LESSEE shall not perform any improvements, modifications, demolitions, additions or variations to the leased property without the prior written consent of LESSOR. All improvements shall, regardless of being appropriate or required, authorized or not, be performed as provided in clause 7.5 of the Deed, duly registered before the competent government authorities, and they will immediately be made part of the property and owned by LESSOR, to which LESSEE shall not have any right of retention or compensation.

SOLE PARAGRAPH — LESSOR may, upon the expiration of the lease, require that any improvements or modifications performed, regardless of having been authorized by LESSOR, be removed at the expenses of LESSEE, which shall pay rents until the date the property is restored and redelivered under the same original conditions it was leased, and repainted.  Upon the expiration of the lease, LESSOR shall, within ten (10) days, inspect the property for any damage for purposes of repairs and compensations.

CLAUSE 5 — LESSEE undertakes to maintain the leased property in good hygienic conditions and cleanliness, under the applicable laws and regulations, in good order and condition, and redeliver the property upon termination or expiration of this agreement under the same original conditions it was leased, as provided in clause 7 of the Deed.

CLAUSE 6 — LESSEE shall meet all requirements of the government authorities, including those relative to the leased property, such as fire extinguishers in working condition, in number, capacity and technical specification as determined by the government authorities.

CLAUSE 7 — LESSEE hereby authorizes LESSOR, or its representative, to verify and inspect the lease property whenever it deems appropriate.

SOLE PARAGRAPH — In case the inspection is performed by LESSOR and it verifies any damage to the devices, walls and facilities in the property, LESSOR shall notify LESSEE of such, which shall, within five (5) days from the notice, provide the appropriate repairs, at the expenses of LESSEE. Failure of LESSEE to perform such repairs will be taken as a breach of this agreement, in which case this agreement may be terminated and LESSEE shall pay liquidated damages and other penalties under the applicable law.

CLAUSE 8 — LESSEE shall not assign or transfer this agreement or sublease or lend the property, in whole or in parts.

CLAUSE 9 — In case of expropriation of the leased property, this agreement will be automatically terminated and LESSOR will be released from all its obligations under this agreement, in which case LESSEE shall not be entitled to seek damages from LESSOR.

CLAUSE 10 — No formal notice from government authorities shall be construed as a reason for LESSEE to abandon the property or request termination of this agreement. LESSOR shall be released from any liability, damages or personal injuries and/or material damage to LESSEE.

CLAUSE 11 — All amounts due under this Agreement, for which an enforcement proceeding is not applicable, may be charged by the filing of the appropriate suit. The debtor shall bear the attorney’s fees for the creditor, under any circumstances.

CLAUSE 12 — LESSEE also undertakes to meet certain terms and conditions provided in the applicable law and the Deed, including, but not limited to use for “non-residential” purposes only (clause 3.6); inalterability of purpose (clause 3.7); obligation to notify the owner of any summons, penalties or notices given by government authorities about the surface (clause 6.4); obligation to take out insurance on the property during the period the Surface is in force (clause 6.6); submit, on an annual basis, the supporting documentation of insurance renewal (clause 6.7).

CLAUSE 13 — In case of breach of the provisions of this agreement by any of the parties, a fine corresponding to three (3) rents then in force shall apply on the breaching party. The fine shall be paid in full, at any time, no matter how much time has elapsed since the execution of this agreement.

CLAUSE 14 - Any damage to the property or its facilities, as well as any expenses that may be incurred by the owner as a result of any modifications to the property by LESSEE, will not be included in the fine set forth in clause 13 above, which shall be paid separately.

CLAUSE 15 — The property is for non-residential purposes (storage), and such purpose shall not be changed without prior and express consent of LESSOR. LESSEE shall be liable to third parties for any damage as a result of inappropriate use of the property, and solely responsible for social security, labor and pension charges with respect to all those working in the property under this agreement.

CLAUSE 16 — This contract is binding upon the parties and their heirs or successors.

CLAUSE 17 — This agreement will be governed by the provisions of Law No. 8.245 of 10/18/91 and Law No. 12.112/2009 and any applicable laws and regulations.

CLAUSE 18 — The parties hereby agree that, as provided in the applicable law, during the term of this agreement and after the termination or expiration hereof, the monthly rent hereunder will not be subject to any deduction or deflation, by any way, determined by government authorities or as a result of freeze.

CLAUSE 19 — The parties hereby elect the courts of the judicial district of the City of São Paulo, State of São Paulo, Brazil, to settle any disputes arising from or related to this agreement, expressly waiving any other court, however preferable it may be.

IN WITNESS WHEREOF, the parties have executed this instrument in two (2) identical counterparts, in the presence of two (2) witnesses.

São Paulo,

LESSOR: GLOBEX UTILIDADES S/A

/s/ Jorge Herzog
Name: Jorge Herzog
Title: Vice President

/s/ Vitor Fagá
Name: Vitor Fagá
Title: Chief Financial Officer

LESSEE: PONTO FRIO.COM COMÉRCIO ELETRÔNICO S/A

/s/ Fernando Tracanella
Name: Fernando Tracanella
Title: Chief Financial Officer

/s/ German Quiroga
Name: German Quiroga
Title: President

[The document bears the official seal of the 15th Notary Office of São Paulo, certifying the signature of German Pasquale Quiroga vilardo and Fernando Queiroz Tracanella, on July 06, 2011, duly signed [illegible signature] by Renato Hernadez — Clerk].

[Document contains stamps of the legal department of Pontocom and Globex Utilidades S/A].